Exhibit 10.12

MATTRESS FIRM HOLDING CORP.

ANNUAL SHORT-TERM INCENTIVE PLAN

This Annual Short-Term Incentive Plan (the “Plan”') has been established to advance the interest of Mattress Firm Holding Corp. (the “Company”) by providing for the grant of Awards (as defined in Section III below) to employees of the Company and its Affiliates.

I.              ADMINISTRATION

The Plan will be administered by the Board of Directors of Stripes US Holding, Inc., a Delaware corporation and parent company of the Company (the “Board”). The Board shall have the authority to interpret the Plan, and any interpretation or decision by the Board with regard to any questions arising under the Plan shall be final and conclusive on all parties. The Board may delegate to other persons such duties, powers and responsibilities as it deems appropriate.

II.             ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company and its Affiliates shall be eligible to participate in the Plan. An “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 4 l4(b) and Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”). The persons who shall from time to time participate in the Plan (each, a “Participant”) shall be identified in such person’s offer letter of employment or employment agreement with the Company or its Affiliate. Participation by a Participant with respect to one Award under the Plan shall not entitle the individual to participate with respect to a subsequent Award or Awards, if any, or at a similar level as any prior Award or Awards.

III.           GRANT OF AWARDS

The term “Award” as used in the Plan means a cash bonus that is granted to a Participant with respect to the performance period (the “Performance Period”) to which the Award relates. A Participant who is granted an Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Board may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. A Participant will be deemed to have accepted an Award if the Participant does not expressly reject such Award in writing. Except as otherwise specified by the Board in connection with the grant of an Award, the Performance Period applicable to Awards under the Plan shall be the fiscal year of the Company.

IV.           PERFORMANCE CRITERIA

As used in the Plan, the term “Performance Criteria” means specified criteria, the satisfaction of which is a condition for the vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Board need not be based upon an increase, a positive or improved result or avoidance of loss. All Awards issued under the Plan shall be subject to the following Performance Criteria:

(a)	the Company’s achievement of the target earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization, or “EBITDA” as set forth in the Company’s annual budget for the Performance Period approved by the Board, as the same may be amended by the Board during the Performance Period (the “EBITDA Criteria”);

(b)	the Company’s achievement of the year-end cash flow target as set forth in the Company’s annual budget for the Performance Period approved by the Board, as the same may be amended by the Board during the Performance Period (the “Cash Criteria”, and, together with the EBITDA Criteria, the “Criteria”); and

(c)	any other objective criteria based on Company performance that may be specified by the Board, if any.

V.            DETERMINATION OF PERFORMANCE SATISFACTION; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Board shall determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied. The Board shall then determine the actual payment, if any, under each Award. If any Performance Criteria is partially satisfied, the Board may authorize and approve a partial payment of the Award in correlation to the percentage at which the Performance Criteria was satisfied. Unless otherwise specified by the Board, (a) if the EBITDA Criteria and the Cash Criteria are achieved at less than 90% of targeted Criteria amounts, then no payments under the Awards shall be made, (b) if the EBITDA Criteria and the Cash Criteria are achieved between 90% and 110% of targeted Criteria amounts, then the Award payout shall be calculated via straight-line interpolation by reference to the EBITDA Criteria and the Cash Criteria, and (c) if the EBITDA Criteria and the Cash Criteria are achieved at more than 110% of targeted Criteria amounts, the CEO may, in his discretion, propose additional bonus payments to one or more Participants, subject to the approval of the Board; provided that none of the Company’s CEO, Executive Chairman, COO, CFO or EVP of Sales & Service (or equivalent position) may receive more than 100% of such Participant’s base salary as an additional bonus under clause (c). The Board may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award. The Board may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.

The Award payable to each Participant shall be equal to a percentage of such Participant’s base salary earnings during the Performance Period, which target percentage shall be set forth in the Participant’s offer letter of employment or employment agreement with the Company or its Affiliate. In respect of fiscal year 2017, in the event that 100% of targeted Criteria amounts are attained, the Award payable to each Participant, subject to the Board’s discretion as provided herein, shall be 150% of such Participant’s target payout percentage.

VI.           PAYMENT UNDER AWARDS

Except as otherwise provided in this Section VI, all payments under the Plan will be made within sixty (60) days after the Board’s determination of the satisfaction, if any, of the Performance Criteria. Except as otherwise determined by the Board or as expressly provided in a Participant’s individual employment agreement, no payment shall be made under an Award unless the Participant’s employment with the Company or its Affiliates continues through the date such Award is paid. Payments hereunder are intended to fall under the short-term deferral exception to Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”), and shall be construed and administered accordingly. Notwithstanding the foregoing, (i) if the Award letter or other documentation establishing the Award provides a specified and objectively determinable payment date or schedule that satisfies the requirements of Section 409A, payment under an Award may be made in accordance with such date or schedule, and (ii) the Board may, but need not, permit a Participant to defer payment of an Award beyond the date that the Award would otherwise be payable, provided that any such deferral shall be made in accordance with and subject to the applicable requirements of Section 409A.

VII.          TAX WITHHOLDINGS

All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

VIII.         AMENDMENT AND TERMINATION

The Board may amend the Plan at any time and from time to time. The Board may at any time terminate the Plan.

IX.           MISCELLANEOUS

(a) Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (i) to the extent provided by the Board in connection with (A) a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement or (B) an overpayment to the Participant of incentive compensation due to inaccurate financial data, (ii) in accordance with Company policy relating to recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section IX(a) at such time and in such manner as the Board shall determine in its sole discretion and consistent with applicable law. The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section IX(a).

(b) No person shall have any claim or right to be granted an Award, nor shall the participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its Affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(c)	The Plan shall be effective as of October 5, 2016.

(d) Except as otherwise provided by the express terms of an Award agreement, the provisions of the Plan and of Awards granted under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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